UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 27, 2022

AVALONBAY COMMUNITIES, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	1-12672 (Commission File Number)	77-0404318 (I.R.S. Employer Identification No.)

4040 Wilson Blvd., Suite 1000

Arlington, Virginia 22203

(Address of principal executive offices)(Zip code)

(703) 329-6300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	AVB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 27, 2022, we entered into a $2,250,000,000 Sixth Amended and Restated Revolving Loan Agreement (the “Credit Facility”) with Bank of America, N.A., as administrative agent, an issuing bank and a bank, JPMorgan Chase Bank, N.A., as an issuing bank, a bank and a syndication agent, Wells Fargo Bank, N.A., as an issuing bank, a bank and a syndication agent, the co-documentation agents named therein, JPMorgan Chase Bank, N.A., BofA Securities, Inc., and Wells Fargo Securities, LLC as joint bookrunners and joint lead arrangers, and the other bank parties signatory thereto.

Under the terms of the Credit Facility, we may elect to increase the facility by up to an additional $750 million, to an aggregate size of $3.00 billion, provided that one or more banks (from the syndicate or otherwise) voluntarily agree to provide the additional commitment. No member of the syndicate of banks can prohibit such increase; such an increase in the facility will only be effective to the extent banks (from the syndicate or otherwise) choose to commit to lend additional funds. The term of the Credit Facility ends on September 27, 2026, unless we exercise our right to extend the maturity date, subject to the conditions to extension set forth in the Credit Facility. We paid customary arrangement and upfront fees to the lenders in connection with the closing of the Credit Facility. This new facility replaces our prior $1.75 billion credit facility dated as of February 28, 2019, which would have matured on February 28, 2024.

The Credit Facility bears interest at varying levels based on (1) the Secured Overnight Financing Rate (“SOFR”) applicable to the period of borrowing for a particular draw of funds from the facility (e.g., one month to maturity, three months to maturity, etc.) and (2) the rating levels issued for our unsecured and unsubordinated long-term indebtedness. The stated spread over SOFR can vary from SOFR plus 0.65% to SOFR plus 1.40% based upon the rating of our unsecured and unsubordinated long-term indebtedness. The Credit Facility contains a sustainability-linked pricing component which provides for interest rate margin and commitment fee reductions or increases by meeting or missing targets related to environmental sustainability, specifically greenhouse gas emission reductions.

Under the Credit Facility we are subject to certain customary covenants, including, but not limited to, maintaining certain leverage and coverage ratios such as total outstanding indebtedness to capitalization value, combined EBITDA to combined debt service, secured indebtedness to capitalization value and unsecured indebtedness to unencumbered asset value. At the commencement of the Credit Facility on September 27, 2022, there were no borrowings outstanding under the Credit Facility. Approximately $6.9 million was used to provide letters of credit on that date. Accordingly, approximately $2.24 billion was available for borrowing under the Credit Facility on that date.

The foregoing description of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the Credit Facility, attached hereto as Exhibit 10.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Sixth Amended and Restated Revolving Loan Agreement, dated as of September 27, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document). (Filed herewith.)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

AVALONBAY COMMUNITIES, INC.

Dated: September 29, 2022	By:	/s/ Kevin P. O’Shea
Kevin P. O’Shea
Chief Financial Officer